EXHIBIT 99.1

NetManage Announces CFO Transition

CUPERTINO, Calif., Aug. 3, 2006 (PRIMEZONE) -- NetManage, Inc. (Nasdaq:NETM), a software company that provides solutions for accessing, Web enabling and integrating enterprise information systems, today announced that Michael Peckham, Senior Vice President of Finance and Chief Financial Officer, has tendered his resignation from NetManage and will leave the company after a short transition period. Mr. Peckham will be pursuing an opportunity as Chief Financial Officer at Instill Corporation. The Company has commenced a search to identify a successor. Until a replacement is named, all corporate finance functions will report directly to chairman, president and CEO, Zvi Alon.

"Mike has been an important part of NetManage's team," stated Zvi Alon, chairman, president and CEO of NetManage. "We appreciate the contributions he has made in his tenure and wish him well in his future endeavors."

NetManage, Inc. (NASDAQ:NETM) a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

The NetManage logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2691

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in its market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

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